            Exhibit 99.2
News Release

Calpian Issues Shareholder Update
Dallas, Texas and Mumbai, India - (May 12, 2016) - Calpian, Inc. (OTC Pink: CLPI), a world leader in mobile money solutions through its Mumbai-based subsidiary MoneyOnMobile in India, issues shareholder update.

To: Calpian, Inc. Shareholders
From: Harold Montgomery, Chairman and CEO.
Date: May 12, 2016

Shareholder Update
Accompanying the release of our Quarterly Reports on Form 10-Q for the second and third quarters of fiscal 2016, I want to give you a summary of events at Calpian over the last year, as well as a look ahead. Calpian, Inc. has been through a profound and challenging transformation in the last year. We began 2015 with our US business in the payment processing space catering to small merchants and our investment in MoneyOnMobile, which increased to a controlling interest in early 2015. As the year progressed, the Board of Directors saw that the opportunity unfolding for MoneyOnMobile warranted a focus of efforts solely on that company, and instructed the leadership team to sell the US operations. We accomplished the sale of the US business on November 30, 2015, reducing debt on our balance sheet by $7.8 million and becoming a pure play on our Indian subsidiary, MoneyOnMobile, which is now our sole operating business. We intend to take additional steps to make it clear to investors that we are focused exclusively on MoneyOnMobile and dedicated to maximizing value creation through growth.

What MoneyOnMobile Does
MoneyOnMobile caters to India’s vast unbanked consumer market - approximately 600-800 million people in India do not have a bank account and conduct their affairs with paper currency only. This is both time consuming and costly for them since it requires the consumer to travel to bill payment locations for electricity or prepaid mobile airtime for example. It is common to see waiting times of up to one to two hours to pay an electricity bill at month end.

MoneyOnMobile (MoM) is a digital money system that allows consumers to deposit cash at a local convenience store and then use SMS text messages to instruct MoM which bills to pay, such as prepaid phone time, prepaid satellite TV, electricity or other utility bills, and even eCommerce shopping (60% of eCommerce in India is conducted by Cash on Delivery services). Consumers can also send money to another person anywhere in the country with our service. This is known as a Domestic Remittance transaction and is our fastest growing service today.

The Opportunity in India
India has a population of over 1.3 billion people with 600-800 million of them being unbanked and without any financial services. Further, it’s a young country with fully 50% of the population under age 25 and 65% under 35. This target market is large and in need of simple, easy-to-operate financial services, making the market opportunity a highly favorable one for MoneyOnMobile.

When we compare MoneyOnMobile to other successful companies in our business such as QIWI (NASDAQ: QIWI) in Russia, we see that QIWI’s market of unbanked Russian citizens is roughly 10% that of MoneyOnMobile, and yet the market capitalization of QIWI is currently over $640 million. For Fiscal 2015, QIWI generated about $242 million in net revenues and profits of over $72 million. Our market is substantially larger than Russia.

Likewise, MPESA in Kenya generates revenues of approximately $320 million per year. While the company does not disclose its profits, we believe that the net income is similar to QIWI. Compared to the Kenyan market, India’s potential for our services is approximately 30 times larger.
Here are some data comparisons:

Company	Market Size -target customers	Monthly Processed Volume	Annual Net Revenues
QIWI (NYSE: QIWI)	70 million	$1 billion	$242 million
MPESA	30 million	$1.1 billion	$320 million
MoneyOnMobile	700 million (est)	$80 million	$5.7 million (FY 2015)

You can see from these figures that our target market of unbanked consumers in India is much larger than that of the other two companies, suggesting that substantial market segments remain to be addressed. Both the other companies operate in markets which are underserved and have achieved significant profitability. We believe the same opportunity exists in India, but on a much larger scale. If we extrapolate the results of both MPESA and QIWI to the Indian market, we estimate that the total revenues available are in the range of $8 billion per year.

Continued Growth at MoneyOnMobile (India)
Over the last year, MoneyOnMobile has grown substantially. We now distribute our payment services through 313,000 locations, up from 259,000 in April 2015. Likewise, our processing volume, a measure of growth, has increased from Rs 2 billion (USD$29.8 million) to Rs 5.2 billion (USD$78 million) over the same period, reflecting the growth of our domestic remittance (money transfer) services. The company has served a cumulative total of over 176 million unique users (as identified by their phone number) since April 2012. Each month we serve 7-8 million users throughout India.

The company’s leadership team expects that more growth lies ahead based on market conditions in India and a favorably competitive environment. At this time, MoneyOnMobile is the largest provider of financial services to India’s vast unbanked population, estimated at 600-800 million individuals. We estimate the market for our services could yield up to $8 billion in annual revenues making India the largest market opportunity for mobile money in the world, and MoneyOnMobile is the market leader at this time.

During 2015 and 2016, we have added several key transaction types to our mix - Domestic Remittances and eCommerce payments. Domestic Remittances are person to person transfers. We introduced this service in early 2015 and today it is over 60% of our total volume as well as a strong contributor to our gross margin. We introduced eCommerce payments in 2015 making it possible for unbanked customers to buy items from Flipkart, India’s largest eCommerce web site, and Amazon.com. Currently, about 60% of eCommerce in India is conducted via Cash on Delivery (COD), and even that service is not available throughout the country. MoneyOnMobile’s store network can make eCommerce items available across a wide range of the country as we grow this service.

While processed volume is an indicator of growth, it can vary depending on which type of transaction customers choose - some are higher value transactions than others and seasonality can affect this number. A prepaid mobile airtime purchase is approximately $0.83 in value while a domestic remittance averages $52 in value. A small change in domestic remittance volumes can change processing volume substantially, but may affect revenue differently.

Also, the elements that make up our revenue have diversified - for some transactions, such as mobile airtime sales, we receive a percentage of the transaction value. For Domestic remittance, we receive a fixed fee per transaction. For this reason, processing volume is a general guide to growth, but not a predictor of revenue. We continue to add to our product line and our location count in India.

Global Ranking - #1 in India and #3 Worldwide in 2015
The GMSA (international cell phone operators association) ranks mobile money companies worldwide annually. Out of the over 250 entries globally, MoneyOnMobile ranked first in scale in India and third by user count in 2015 according to the GSMA. Most mobile money implementations do not scale past 1 million users a month, but MoneyOnMobile has consistently had 7-8 million users per month and growing.

We believe that as we continue to scale our store base and our user count, the sheer scale of what we are doing will attract companies that need to access the majority of the Indian population. For example, internet companies that want to sell apps, games or ringtones need to access customers who do not have a means to pay for the item. MoneyOnMobile gives them that payment method. However, in order to attract companies of this sort, it is necessary to cover a large portion of India’s population. We are just now reaching that scale. We believe that scale and relationships of this type will create a unique franchise and therefore extraordinary value.

Our Financial Reports
In 2015, we changed our revenue reporting methodology from gross sales representation to a net fee calculation. We also implemented a new and powerful accounting system in our Mumbai office. Further, we sold all our US based businesses as of November 30, 2015. All these events and changes took longer to accomplish than expected, leading to the delays in our reporting. We appreciate the patience of our shareholder community in bearing with us while these changes occurred. The Q3 report for the period ending December, 31, 2015 has a number of one-time charges mostly related to the disposal of our US subsidiary that are not continuing in nature.

From the first quarter to the third quarter, revenues grew 26% and gross margin contribution grew 70% - this is a trend we see in other similar companies now beginning to take hold at MoneyOnMobile. Underlying this trend, is an increase in the gross margin percentage - from 41% in the quarter ended 6/30/2015 to 55.2% in the quarter ended 12/31/2015. While this is typical of transaction processing companies, it also reflects our emphasis on higher margin services over the last year. This increase in gross margin bodes well for MoneyOnMobile’s financial performance as we move the company toward break even operations and beyond.

Regulation and Competition
Money on Mobile is regulated by the Reserve Bank of India (RBI) under the Payment and Settlement Act, 2006 and 2011. We hold a license from the RBI to process consumer transactions. Thus far, the Indian government at all levels has been supportive of our industry.

Competitively, the payments environment in India has many actors, but almost all of them are aiming at the banked consumer segment which is approximately 100 - 200 million people. According to the RBI there are about 200 million bank accounts of all types and about 20 million credit cards in all of India. Only a few companies market their services to the unbanked customer through convenience stores and MoneyOnMobile is the largest by far.

From Here Forward
We continue to see strong growth opportunities in the Indian market. We intend to continue the growth of the MoneyOnMobile along three lines:

1.
Increasing our store count footprint throughout India. Our longer term intent is to have 1 million locations throughout the country and eventually be within ¼ mile of 80% of the Indian population. We intend to both go broad throughout the country and deeper into metropolitan areas with high traffic zones. We have been experimenting with branded locations with good results and expect to increase the scope of this program.

2.
Increase the frequency of use by our customers. We have seen that customers who use MoneyOnMobile tend to use it more as they see more services emerge. Increasing the frequency of use is a key driver to growth.

3.	Increasing our offerings by increasing the share of high margin transactions. Domestic Remittances and eCommerce are higher margin and higher ticket transactions for us.

The combination of these trends and the nature of the market in India mean a promising growth path for MoneyOnMobile.

Name Change and Uplisting Initiative
We intend to change the name Calpian, Inc. to a different name which specifically reflects our focus on MoneyOnMoblie. We also intend to uplist to a major national exchange such as the NASDAQ or NYSE as soon as feasible.

Safe Harbor Statement
This letter contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information, the matters discussed in this letter are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Calpian, Inc. could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate, as well as the risk factors disclosed in Calpian, Inc.’s Form 10-K filed on December 1, 2015. Calpian, Inc. may, in some cases, use terms such as "anticipates," "continue," "estimates," "predicts," "believes," "potential," "proposed," "expects," "plans," "intends," "may," "could," "should," "might," "will," or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by Calpian, Inc. or any other person, that such forward-looking statements will be achieved.  Calpian, Inc. undertakes no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. This letter does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Investor Relations Contact:
investors@money-on-mobile.com